Exhibit 21.1

SUBSIDIARIES OF LM FUNDING AMERICA, INC.

Except as indicated below, all of the following subsidiaries are 100% owned by LM Funding, LLC, a Florida limited liability company:

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
LM Funding, LLC (1)	Florida
LMF October 2010 Fund, LLC	Florida
REO Holdings Management, LLC (2)	Florida
LM Funding of Colorado, LLC	Colorado
LM Funding of Washington, LLC	Washington
LMF SPE#2, LLC	Florida
LM Funding of Illinois, LLC	Illinois
LM Financial Partners, LLC	Florida
Central Florida Office Ventures, LLC	Florida
Data Investigative Services, LLC	Florida
Diligent Association Title, LLC	Florida
LMFAO Sponsor LLC (3)	Florida
US Digital Mining and Hosting Co LLC	Florida
US Digital Mining Kentucky	Kentucky
US Digital Mining Texas LLC	Texas
US Digital Mining and Hosting Oklahoma LLC	Oklahoma
US Digital Mining North Carolina LLC	North Carolina
US Digital Mining Pennsylvania LLC	Pennsylvania

(1)
Owned 100% by LM Funding America, Inc.
(2)
REO Holdings Management owns a number of single purpose LLC entities for owning various properties
(3)
Owned approximately 70% by LM Funding America, Inc.